ADOBE INC.
FISCAL YEAR 2020 EXECUTIVE ANNUAL INCENTIVE PLAN
(AS AMENDED AND RESTATED ON JUNE 5, 2020)

PURPOSE AND ELIGIBILITY

Purpose
As part of its total compensation program, Adobe Inc. (“Adobe” or the “Company”) has designed an annual cash-based incentive plan for its 2020 fiscal year (the “Performance Period”) for certain executive officers and employees. This Fiscal Year 2020 Executive Annual Incentive Plan (“AIP”) is designed to drive revenue growth, profitability, encourage accountability, drive execution of short-term priorities tied to long-term strategy and annual operating plan objectives, and recognize and reward individuals upon the achievement of our objectives.

Eligibility
Eligible participants designated by the Executive Compensation Committee of the Board of Directors (the “Committee”) in the AIP include (A) executive officers of the Company and (B) employees of the Company who are at the Vice President level and above, and in the case of both clauses (A) and (B), who (i) are employed (full time or part time) during the Performance Period, and (ii) are regular employees of Adobe at the end of the Performance Period (the “Participants”). Participation in the AIP is at the discretion of the Committee, in consultation with Company management. Employees eligible to participate in any other cash-based incentive compensation plan at Adobe (such as a sales compensation plan) are not eligible to participate simultaneously in the AIP.

Target Awards
The Committee will determine Target Awards (as defined below) for each Participant, calculated as a percentage of a Participant’s Base Salary. “Base Salary” means a Participant’s annualized salary rate, calculated before (A) deductions for taxes or benefits and (B) deferrals of compensation pursuant to Company-sponsored plans.

Employment Status
If an employee is hired or becomes eligible to participate in the AIP after the beginning of the Performance Period, the Participant’s Target Award will be prorated based on the number of calendar days in the Performance Period during which the individual was employed at the Vice President level or above. Unless the Committee explicitly determines otherwise, (1) if a Participant’s AIP annual bonus target percentage changes during the Performance Period, the Participant’s Target Award will be prorated as follows: the Target Award will be based on the number of calendar days in the Performance Period with the former AIP annual bonus target percentage and the number of calendar days in the Performance Period with the new AIP annual bonus target percentage, and (2) if a Participant’s Base Salary changes during the Performance Period, the Participant’s Target Award will be prorated as follows: the Target Award will be based on the number of calendar days in the Performance Period with the former Base Salary and the number of calendar days in the Performance Period with the new Base Salary. If a Participant’s employment terminates before the date the Actual Award (as defined below) is paid, the Participant will not be eligible for a bonus payment, or any portion of a bonus payment, except as provided in an applicable severance plan or in an individual retention agreement with the Participant. If a Participant is on a leave of absence for the entire Performance Period, the Participant is not eligible for an AIP bonus payment. If a Participant is on a leave of absence for a portion of the Performance Period, any bonus that the Participant is eligible to earn may be prorated. Personal leaves will be prorated from day one, while all other leaves will be prorated from day 183.

HOW THE AIP WORKS

Summary
Subject to the terms of the AIP, a Participant’s actual earned and payable award (the “Actual Award”) will be determined by multiplying the Participant’s Target Award by a Corporate Performance Result (as set forth below) multiplied by an Individual Performance Result (as set forth below) but in no event will the Participant’s Actual Award be greater than the Maximum Award (as set forth below).

A Participant’s Actual Award is comprised of:

Actual Award ($)*	=	Corporate Performance Result	x	Individual Performance Result	x	Target Award ($)
* Subject to achievement of the Threshold Goals (as defined below). Cannot exceed Target Award unless the Financial Performance Result (as set forth below) is at least 90%.

Part 1: Determination of Target Award

The “Target Award” equals the product of the annual bonus target percentage (as designated by the Committee) and the Participant’s Base Salary. For example, a Vice President whose annual bonus target percentage is 50% and whose Base Salary is $300,000 has a Target Award of $150,000 ($300,000 x 50%). The Target Award is the amount that would be earned and payable under the AIP upon achievement at the 100% level of both the Corporate Performance Result and the Individual Performance Result (provided the Threshold Goals (as defined below) are attained and employment requirements are satisfied).

The maximum Actual Award a Participant may earn for the Performance Period is the lesser of: (i) 200% of his or her Target Award (regardless of the level of achievement of the Corporate Performance Result and the Individual Performance Result) and (ii) $5 million (the “Maximum Award”).

Part 2: Achievement of Threshold Goal

In order for any Participant to earn any bonus under the AIP, Adobe must first achieve two “Threshold Goals”:

(1)exceed 60% of its annual revenue target for the 2020 fiscal year, determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), as set forth in the revised operating plan for the 2020 fiscal year approved by Adobe’s Board of Directors (the “Board”) in June 2020 (the “Operating Plan”), disregarding the effects of any material acquisitions not incorporated into the Operating Plan; and

(2)exceed 80% of its annual Non-GAAP earnings per share target (“EPS”) for the 2020 fiscal year, as set forth in the Operating Plan.

For purposes of clarification, if a material acquisition is incorporated into the Operating Plan, the Threshold Goals will not be decreased.

If the Company achieves the Threshold Goals, the AIP will be funded for all eligible Participants, subject to the metrics below to determine a Participant’s Actual Award. If the Company does not achieve the Threshold Goals, the AIP will not be funded and Participants will earn no bonus under the AIP. The Company is under no obligation to pay out the entire funded or credited amount to Participants.

Part 3: Determination of Actual Award

The Committee will determine the Actual Award based on (i) achievement of certain Company objectives, as reflected by the calculation of the Corporate Performance Result, and (ii) individual performance including, without limitation, achievement of individual performance objectives selected for each Participant, as described below.

Step 1: Calculate Corporate Performance Result

The Corporate Performance Result is based on the company’s financial performance, as adjusted based on a number of goals related to the Company’s strategic corporate priorities, using the following formula:

Corporate Performance Result (%)	=	Financial Performance Result (%)*	+/-	Strategic Performance Adjustment**
* May range from zero to 110 percent
** Up or down adjustment factor of up to 25 percentage points

Step 1A: Determine Financial Performance. The Company’s financial performance for the Performance Period (“Financial Performance Result”) is determined as set forth on Exhibit A and Exhibit B.

–50% of the Financial Performance Result is based on the Company’s GAAP revenue and Non-GAAP EPS performance against the Operating Plan targets, as shown on the matrix attached as Exhibit A (the “Revenue/EPS Result”).

–The remaining 50% of the Financial Performance Result is based on a “Net New Sales” metric, comprised of the sum of (1) net new annualized recurring revenue in Digital Media and (2) net new subscription bookings in Digital Experience, in both cases as set forth in the Operating Plan. The payout scale for the Company’s Net New Sales performance against the Operating Plan is attached as Exhibit B (the “Net New Sales Result”).

The Financial Performance Result is then calculated by taking the average of the Revenue/EPS Result and the New Net Sales Result:

Financial Performance Result (%)	=	[Revenue/EPS Result (%)	+	Net New Sales Result (%)]	/ 2

The Financial Performance Result percentage is subject to potential adjustment as set forth in Step 1B below. In determining the achievement of the Financial Performance metric, the Committee will disregard the effects of any material acquisitions not incorporated into the Operating Plan; however, the Committee may adjust the Financial Performance metric (either upward or downward) to include the effects of a material acquisition if the Board determines that such corporate transaction is material to the Company and results in a modification to the Operating Plan.

Step 1B: Strategic Performance Adjustment. The Committee, in its sole discretion, may add to or subtract from the Financial Performance Result up to 25 percentage points based on the Committee’s assessment of the Company’s corporate priorities and objectives for the Performance Period.

Step 1C: Determine Corporate Performance Result. The final Corporate Performance Result will be determined by the formula shown above.

Step 2: Calculate Individual Performance Result

At the outset of the Performance Period, the Committee, in consultation with management, sets individual performance goals for each Participant. Following the Performance Period, the Committee, in consultation with the CEO (other than with respect to his own performance) assesses each Participant’s performance, including, without limitation, achievement of these goals (expressed as a percentage) (the “Individual Performance Result”). The Individual Performance Result is determined independently for each Participant, although the Committee may take the Company’s Financial or Corporate Performance into account in determining payouts.

A Participant’s Individual Performance Result may range from 0% to 150%.

Step 3: Calculate Actual Award

Each Participant’s Actual Award is determined using the formula set forth in the Summary above based on the achievement determinations described in the above steps provided that in no event will a Participant’s Actual Award exceed the Participant’s Target Award if the Financial Performance Result is not at least 90%.

GENERAL

Administration
The Committee is responsible for the general administration and interpretation of the AIP and is authorized to take such actions as it deems necessary or desirable for the proper administration of the AIP. The Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the AIP. Any rule or decision by the Committee that is not inconsistent with the provisions of the AIP will be conclusive and binding on all persons, and will be given the maximum deference permitted by law.

The Committee reserves the right to interpret and to make changes to or withdraw the AIP at any time, subject to applicable legal requirements. All terms and conditions of the AIP are subject to compliance with applicable law. Notwithstanding any contrary provision of the AIP, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable in accordance with the provisions set forth above.

Timing of Payments
Unless appropriately deferred pursuant to a deferral program, Actual Awards are paid on an annual basis approximately 60-75 days after the end of the Performance Period, but in no event after the later of (i) March 15th of the year following the calendar year in which the Actual Award is earned, or (ii) the 15th day of the third month following the fiscal year of the Company in which the Actual Award is earned, and in all cases in compliance with the short term deferral exception of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Right to Receive Payment
Each Actual Award under the AIP will be paid solely from the general assets of the Company. Nothing in the AIP will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. At no time before the actual distribution of amounts to Participants under the AIP will any Participant accrue any vested interest or right whatsoever under the AIP, except as otherwise stated in the AIP.

Deferrals
The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the AIP. Any such deferral elections will be subject to such rules and procedures as will be determined by the Committee in its sole discretion, subject to applicable requirements of Section 409A of the Code.

No Guarantee of Employment
The AIP is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or a Participant at any time, with or without cause or notice.

Recoupment
Any amounts paid under the AIP will be subject to recoupment in accordance with any clawback policy that Adobe adopts pursuant to the listing standards of any national securities exchange or association on which Adobe’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law or otherwise is adopted by the Board. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in a Target or Actual Award as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired cash upon the occurrence of cause as determined by the Committee. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Adobe.

Exhibit A

Revenue and Non-GAAP EPS - Payout Scale1

		GAAP Revenue
		60.0%	62.0%	64.0%	66.0%	68.0%	70.0%	72.0%	74.0%	76.0%	78.0%	80.0%	82.0%	84.0%	86.0%	88.0%	90.0%	92.0%	94.0%	96.0%	98.0%	100.0%	100.5%	101.0%	101.5%	102.0%	102.5%	103.0%	103.5%	104.0%
Non-GAAP EPS	80.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	81.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	9%	17%	24%	26%	28%	30%	32%	33%	35%	37%	39%
	82.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	5%	13%	21%	28%	30%	32%	34%	36%	37%	39%	41%	43%
	83.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	9%	17%	25%	32%	34%	36%	38%	40%	41%	43%	45%	47%
	84.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	6%	14%	21%	29%	36%	38%	40%	42%	44%	45%	47%	49%	51%
	85.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	3%	10%	18%	25%	33%	40%	42%	44%	46%	48%	49%	51%	53%	55%
	86.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	7%	14%	22%	29%	37%	44%	46%	48%	50%	52%	53%	55%	57%	59%
	87.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	3%	11%	18%	26%	33%	41%	48%	50%	52%	54%	56%	57%	59%	61%	63%
	88.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	7%	15%	22%	30%	37%	45%	52%	54%	56%	58%	60%	61%	63%	65%	67%
	89.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	4%	11%	19%	26%	34%	41%	49%	56%	58%	60%	62%	64%	65%	67%	69%	71%
	90.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	8%	15%	23%	30%	38%	45%	53%	60%	62%	64%	66%	68%	69%	71%	73%	75%
	91.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	4%	12%	19%	27%	34%	42%	49%	57%	64%	66%	68%	70%	72%	73%	75%	77%	79%
	92.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	8%	16%	23%	31%	38%	46%	53%	61%	68%	70%	72%	74%	76%	77%	79%	81%	83%
	93.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	5%	12%	20%	27%	35%	42%	50%	57%	65%	72%	74%	76%	78%	80%	81%	83%	85%	87%
	94.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	8%	16%	24%	31%	39%	46%	54%	61%	69%	76%	78%	80%	82%	84%	85%	87%	89%	91%
	95.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	5%	13%	20%	28%	35%	43%	50%	58%	65%	73%	80%	82%	84%	86%	88%	89%	91%	93%	95%
	96.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	9%	17%	24%	32%	39%	47%	54%	62%	69%	77%	84%	86%	88%	90%	92%	93%	95%	97%	99%
	97.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	5%	13%	21%	28%	36%	43%	51%	58%	66%	73%	81%	88%	90%	92%	94%	96%	97%	99%	100%	100%
	98.0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	10%	17%	25%	32%	40%	47%	55%	62%	70%	77%	85%	92%	94%	96%	98%	100%	100%	100%	100%	100%
	99.0%	0%	0%	0%	0%	0%	0%	0%	0%	6%	14%	21%	29%	36%	44%	51%	59%	66%	74%	81%	89%	96%	98%	100%	100%	100%	100%	100%	100%	100%
	100.0%	0%	0%	0%	0%	0%	0%	0%	2%	10%	18%	25%	33%	40%	48%	55%	63%	70%	78%	85%	93%	100%	102%	104%	106%	108%	109%	110%	110%	110%
	101.0%	0%	0%	0%	0%	0%	0%	0%	6%	14%	22%	29%	37%	44%	52%	59%	67%	74%	82%	89%	97%	104%	106%	108%	110%	110%	110%	110%	110%	110%
	102.0%	0%	0%	0%	0%	0%	0%	3%	11%	18%	26%	33%	41%	48%	56%	63%	71%	78%	86%	93%	101%	108%	110%	110%	110%	110%	110%	110%	110%	110%
	103.0%	0%	0%	0%	0%	0%	0%	7%	15%	22%	30%	37%	45%	52%	60%	67%	75%	82%	90%	97%	102%	110%	110%	110%	110%	110%	110%	110%	110%	110%
	104.0%	0%	0%	0%	0%	0%	3%	11%	19%	26%	34%	41%	49%	56%	64%	71%	79%	86%	94%	101%	102%	110%	110%	110%	110%	110%	110%	110%	110%	110%
	105.0%	0%	0%	0%	0%	0%	8%	15%	23%	30%	38%	45%	53%	60%	68%	75%	83%	90%	98%	102%	102%	110%	110%	110%	110%	110%	110%	110%	110%	110%
	106.0%	0%	0%	0%	0%	4%	12%	19%	27%	34%	42%	49%	57%	64%	72%	79%	87%	94%	102%	102%	102%	110%	110%	110%	110%	110%	110%	110%	110%	110%
	107.0%	0%	0%	0%	1%	8%	16%	23%	31%	38%	46%	53%	61%	68%	76%	83%	91%	98%	102%	102%	102%	110%	110%	110%	110%	110%	110%	110%	110%	110%
	108.0%	0%	0%	0%	5%	12%	20%	27%	35%	42%	50%	57%	65%	72%	80%	87%	95%	102%	102%	102%	102%	110%	110%	110%	110%	110%	110%	110%	110%	110%
	109.0%	0%	0%	1%	9%	16%	24%	31%	39%	46%	54%	61%	69%	76%	84%	91%	99%	102%	102%	102%	102%	110%	110%	110%	110%	110%	110%	110%	110%	110%
	110.0%	0%	0%	5%	13%	20%	28%	35%	43%	50%	58%	65%	73%	80%	88%	95%	102%	102%	102%	102%	102%	110%	110%	110%	110%	110%	110%	110%	110%	110%

1.Actual revenue and EPS % of targets will be determined at and rounded to the nearest tenth of a percentile level.

Exhibit B
Net New Sales - Payout Scale2

Net New Sales as % of Targets (rounded)	Net New Sales Financial Performance Result (%)	Net New Sales as % of Targets (rounded)	Net New Sales Financial Performance Result (%)	Net New Sales as % of Targets (rounded)	Net New Sales Financial Performance Result (%)
45.0%	0%	71.0%	67%	97.0%	99%
46.0%	3%	72.0%	69%	98.0%	99%
47.0%	5%	73.0%	72%	99.0%	100%
48.0%	8%	74.0%	75%	100.0%	100%
49.0%	10%	75.0%	77%	101.0%	101%
50.0%	13%	76.0%	80%	102.0%	101%
51.0%	15%	77.0%	82%	103.0%	102%
52.0%	18%	78.0%	85%	104.0%	102%
53.0%	21%	79.0%	87%	105.0%	103%
54.0%	23%	80.0%	90%	106.0%	103%
55.0%	26%	81.0%	91%	107.0%	104%
56.0%	28%	82.0%	91%	108.0%	104%
57.0%	31%	83.0%	92%	109.0%	105%
58.0%	33%	84.0%	92%	110.0%	105%
59.0%	36%	85.0%	93%	111.0%	106%
60.0%	39%	86.0%	93%	112.0%	106%
61.0%	41%	87.0%	94%	113.0%	107%
62.0%	44%	88.0%	94%	114.0%	107%
63.0%	46%	89.0%	95%	115.0%	108%
64.0%	49%	90.0%	95%	116.0%	108%
65.0%	51%	91.0%	96%	117.0%	109%
66.0%	54%	92.0%	96%	118.0%	109%
67.0%	57%	93.0%	97%	119.0%	110%
68.0%	59%	94.0%	97%	120.0%	110%
69.0%	62%	95.0%	98%
70.0%	64%	96.0%	98%

2. Actual net new sales % of target will be determined at and rounded to the nearest tenth of a percentile level.